Exhibit 99.1

Evergreen Energy Announces Results of Annual Meeting of Stockholders

- Posts Meeting Remarks to www.evgenergy.com -

DENVER, July 13, 2010 — Evergreen Energy Inc. (NYSE Arca: EEE) has announced the voting results of its Annual Meeting of Stockholders held July 13, 2010.  The stockholders approved the following:

•                  Election of directors: Guido Bartels, William G. Gibson, Manuel H. Johnson, Robert S. Kaplan, Richard B. Perl, Thomas H. Stoner Jr. and Chester N. Winter.

•                  For the board of directors to effect a reverse stock split of all issued and outstanding shares of common stock at a stock split ratio of between 1-for-12 and 1-for-17 shares.

•                  Ratification and approval of the company’s 2010 Equity Incentive Plan.

Stoner’s prepared remarks from the meeting are posted to the website http://www.ir-site.com/evergreen/default.asp.

“We thank shareholders for their continued support,” said Thomas H. Stoner, Jr., CEO and director of Evergreen.  “At today’s meeting, we reviewed our accomplishments and our plan.  Our 2010 / 2011 strategy to increase shareholder value will be to leverage our position as a clean tech company, build revenue and deliver net income.”

Evergreen Energy Inc.

Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®.  GreenCert, which is owned exclusively by Evergreen, is a science-based, scalable family of environmental intelligence solutions that quantify process efficiency and greenhouse gas emissions from energy, industrial and agricultural sources and may be used to create verifiable emission reduction credits.  K-Fuel technology significantly improves the performance of low-rank coals, yielding higher efficiency and lowering emissions.  Visit www.evgenergy.com for more information.

Safe Harbor Statement

Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the “safe harbor” provisions of the PSLRA. Our actual results may vary materially from those described in any “forward-looking statement” due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission.  In addition, our ability to execute our business plan and develop the GreenCert™ or K-Fuel® technologies may be adversely impacted by unfavorable decisions in the Buckeye litigation or other material litigation or by our inability to raise sufficient additional capital.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:

Kirsten Chapman & Becky Herrick

Lippert / Heilshorn & Associates

415.433.3777

bherrick@lhai.com